Exhibit 99.1

Medolife Rx Reports Second Quarter 2021 Financial and Operational Results, Schedules Conference

Call with Investment Community

BURBANK, Calif., August 23, 2021 – Medolife Rx, Inc. (“Medolife”), a global integrated bioceutical company with R&D, manufacturing, and consumer product distribution, which is a majority owned subsidiary of Quanta, Inc. (OTC PINK: QNTA), announced today financial results for the second quarter of 2021, and provided an operational update.

Second Quarter 2021 Highlights:

●	Total revenue generated was USD $116,869;

●	Gross margins remained above 60%;

●	Cash on hand at the end of the quarter was over USD $277,000;

●	Received a response from the U.S. Food and Drug Administration (FDA) on Pre-Investigational New Drug (Pre-IND) submission on Escozine® validating proof-of-concept study;

●	Signed product endorsement agreement with Tony Hawk;

●	Signed distribution agreement with leading international distributor bringing products to Mexico;

●	Produced first batch of medical-grade Escozine® at in-house facility;

●	Received product re-registration on Escozine® in the Dominican Republic (DR) as a natural alternative medicine in oncological treatments;

“The second quarter of this year has been by far the largest pivot quarter in the Company’s history under my leadership,” said Medolife CEO Dr. Arthur Mikaelian. “We worked to complete so many milestones that it is hard to quantify all the work that was accomplished. We made significant strides forward in our clinical development program on Escozine® in both the United States and in the DR. We further built out our production facilities and are now vertically integrated in both our nutraceutical and pharmaceutical product lines. We received an extremely thorough response from the FDA on our IND submission, which laid out the steps we must take in order to receive final approval, many of which we have already started. We signed a world-class celebrity endorsement agreement and have been working non-strop to prepare for sales of our nutraceutical and wellness product lines. All in all – I could not be more proud of what we have accomplished in such a short time. We encourage any of our shareholders to join our second quarter conference call where we will discuss the progress we have made and what shareholders can look forward to in the second half of 2021.”

Dr. Mikaelian and Quanta, Inc. Chief Financial Officer Clemente Pascarella will hold a conference call with the investment community on Tuesday, August 24, at 5 p.m. Eastern Standard Time. They will present on the Company’s milestones achieved in the quarter, as well as the future positioning of the Company. Additionally, the two will take questions from the investment community at the end of the call.

To register for this call, please use the below web link:

https://us06web.zoom.us/webinar/register/WN_x4sP-B5TSL2ybwF-kNLRvg

If you have questions, please send an email to medolife@cmwmedia.com with ‘QNTA Question’ in the subject line by NOON Eastern Daylight Time on Tuesday, August 24. Management will answer as many questions as time will allow. For those unable to participate in the live webcast, an archived version of the webcast will be available in the following days.

About Medolife Rx

Medolife Rx, Inc. is a global biotechnology company with operations in clinical research, manufacturing, and consumer products. Medolife Rx was created through the merger of Medolife, a private company founded by Dr. Arthur Mikaelian who pioneered the unlaying polarization technology that makes the Company’s portfolio of pharmaceutical and nutraceutical products so effective, and Quanta, Inc., a direct-to-consumer wellness product portfolio company. The Company’s lead clinical development programs include Escozine® ®, a proprietary formulation consisting of small molecule peptides derived from Rhopalurus princeps scorpions, which is amplified by the Company’s polarization technology and is being researched as a treatment of various indications, including COVID-19 and cancer. The Company has completed preclinical safety and efficacy research on Escozine® ® and is pursuing product registration and drug approval in various countries, including the United States and throughout Latin America.

Through its subsidiary QuantRx, Medolife manufactures and distributes consumer wellness products in high-impact consumer areas such as pain relief, beauty, and general wellness. QuantRx products are designed using Dr. Mikaelian’s polarization technology, which applies advances in quantum biology to increase the potency of active ingredients. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste, and facilitate healthier, more sustainable consumption.

Beyond its own clinical and consumer applications, the polarization technology used by Medolife and its subsidiaries has many potential applications. From potentiating bio-ingredients, to producing more-effective carbon-trapping plants, to transformative anti-aging solutions, Medolife has the opportunity to upend how commercial and pharmaceutical products are made and increase their benefits, while decreasing their chemical concentration.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Tom Nelson

https://ir.quantrx.com/

818-659-8052

Kyle Porter

medolife@cmwmedia.com

858-264-6600